KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------


To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related statements of consolidated income (loss) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                              ARTHUR ANDERSEN LLP




Houston, Texas
March 7, 2000

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------


                                                                                                           December 31,
                                                                                                  -------------------------
(In millions of dollars, except share amounts)                                                           1999          1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:

   Cash and cash equivalents                                                                      $     21.2    $     98.3
   Receivables:
     Trade, less allowance for doubtful receivables of $5.9 in 1999 and $6.2 in 1998                   154.1         170.1
     Other                                                                                             106.9         112.6
   Inventories                                                                                         546.1         543.5
   Prepaid expenses and other current assets                                                           145.6         105.5
                                                                                                  ----------    ----------
     Total current assets                                                                              973.9       1,030.0

Investments in and advances to unconsolidated affiliates                                                96.9         128.3
Property, plant, and equipment - net                                                                 1,053.7       1,108.7
Deferred income taxes                                                                                  440.0         377.9
Other assets                                                                                           634.3         346.0
                                                                                                  ----------    ----------
     Total                                                                                        $  3,198.8    $  2,990.9
                                                                                                  ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                               $    231.7    $    173.3
   Accrued interest                                                                                     37.7          37.3
   Accrued salaries, wages, and related expenses                                                        62.1          73.8
   Accrued postretirement medical benefit obligation - current portion                                  51.5          48.2
   Other accrued liabilities                                                                           168.8         148.3
   Payable to affiliates                                                                                85.8          77.1
   Long-term debt - current portion                                                                       .3            .4
                                                                                                  ----------    ----------
     Total current liabilities                                                                         637.9         558.4

Long-term liabilities                                                                                  727.1         532.9
Accrued postretirement medical benefit obligation                                                      678.3         694.3
Long-term debt                                                                                         972.5         962.6
Minority interests                                                                                     117.7         123.5
Commitments and contingencies
Stockholders' equity:
   Common stock, par value $.01, authorized 125,000,000 shares; issued and
     outstanding, 79,405,333 and 79,153,543 in 1999 and 1998                                              .8            .8
   Additional capital                                                                                  536.8         535.4
   Accumulated deficit                                                                                (471.1)       (417.0)
   Accumulated other comprehensive income - additional minimum pension liability                        (1.2)         -
                                                                                                  ----------    ----------
     Total stockholders' equity                                                                         65.3         119.2
                                                                                                  ----------    ----------
     Total                                                                                        $  3,198.8    $  2,990.9
                                                                                                  ==========    ==========


       The accompanying notes to consolidated financial statements are an integral part of these statements.



KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

--------------------------------------------------------------------------------


                                                                                             Year Ended December 31,
                                                                                    ---------------------------------------
(In millions of dollars, except share amounts)                                            1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                           $  2,044.3    $  2,256.4    $  2,373.2
                                                                                    ----------    ----------    ----------
Costs and expenses:
   Cost of products sold                                                               1,859.2       1,906.2       1,951.2
   Depreciation and amortization                                                          89.5          99.1         102.5
   Selling, administrative, research and development, and general                        105.4         115.5         131.8
   Non-cash impairment of Micromill assets/restructuring of operations                    19.1          45.0          19.7
                                                                                    ----------    ----------    ----------
     Total costs and expenses                                                          2,073.2       2,165.8       2,205.2
                                                                                    ----------    ----------    ----------

Operating income (loss)                                                                  (28.9)         90.6         168.0

Other income (expense):
   Interest expense                                                                     (110.1)       (110.0)       (110.7)
   Gain on involuntary conversion at Gramercy facility                                    85.0          -             -
   Other - net                                                                           (35.9)          3.5           3.0
                                                                                    ----------    ----------    ----------

Income (loss) before income taxes and minority interests                                 (89.9)        (15.9)         60.3

Benefit (provision) for income taxes                                                      32.7          16.4          (8.8)

Minority interests                                                                         3.1            .1          (3.5)
                                                                                    ----------    ----------    ----------

Net income (loss)                                                                        (54.1)           .6          48.0

Dividends on preferred stock                                                               -             -            (5.5)

Net income (loss) available to common shareholders                                  $    (54.1)   $       .6    $     42.5
                                                                                    ==========    ==========    ==========


Earnings (loss) per share:
   Basic                                                                            $     (.68)   $      .01    $      .57
                                                                                    ==========    ==========    ==========

   Diluted                                                                          $     (.68)   $      .01    $      .57
                                                                                    ==========    ==========    ==========

Weighted average shares outstanding (000):

   Basic                                                                                79,336        79,115        74,221
                                                                                    ==========    ==========    ==========

   Diluted                                                                              79,336        79,156        74,382
                                                                                    ==========    ==========    ==========




       The accompanying notes to consolidated financial statements are an integral part of these statements.



KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

--------------------------------------------------------------------------------


                                                                                                Year Ended December 31,
                                                                                        -----------------------------------
(In millions of dollars)                                                                      1999        1998         1997
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                                                    $   (54.1)   $     .6    $    48.0
   Adjustments to reconcile net income to net cash (used) provided by operating activities:
       Depreciation and amortization (including deferred financing costs of
         $4.3, $3.9, and $6.1)                                                               93.8       103.0        108.6
       Non-cash impairment of Micromill assets/restructuring of operations                   19.1        45.0         19.7
       Gain on involuntary conversion at Gramercy facility                                  (85.0)        -            -
       Gain on sale of interest in AKW joint venture                                        (50.5)        -            -
       Non-cash benefit for income taxes                                                      -          (8.3)       (12.5)
       Equity in (income) loss of unconsolidated affiliates, net of distributions            (4.9)         .1          7.8
       Minority interests                                                                    (3.1)        (.1)         3.5
       Decrease (increase) decrease in receivables                                           21.7        61.5        (92.1)
       (Increase) decrease in inventories                                                    (2.6)       24.8         (9.3)
       (Increase) decrease in prepaid expenses and other current assets                     (66.9)       30.1        (10.1)
       Increase (decrease) in accounts payable and accrued interest                          58.8        (3.2)       (11.5)
       Increase (decrease) in payable to affiliates and other accrued liabilities            19.6       (45.3)       (23.9)
       Decrease in accrued and deferred income taxes                                        (55.2)      (26.2)       (17.4)
       Increase (decrease) in net long-term assets and liabilities                           15.7       (23.9)        28.6
       Other                                                                                  3.0        12.6          5.6
                                                                                        ---------    --------    ---------

         Net cash (used) provided by operating activities                                   (90.6)      170.7         45.0
                                                                                        ---------    --------    ---------
Cash flows from investing activities:

   Proceeds from sale of interest in AKW joint venture                                       70.4          -           -
   Additions to property, plant, and equipment                                              (68.4)      (77.6)      (128.5)
   Other                                                                                      1.1         3.2         19.9
                                                                                        ---------    --------    ---------

         Net cash provided (used) by investing activities                                     3.1       (74.4)      (108.6)
                                                                                        ---------    --------    ---------
Cash flows from financing activities:
   Borrowings under credit agreement, net                                                    10.4          -            -
   Borrowings of long-term debt                                                                -           -          19.0
   Repayments of long-term debt                                                               (.6)       (8.9)        (8.8)
   Capital stock issued                                                                       1.4          .1           .4
   Decrease (increase) in restricted cash, net                                                 .8         4.3         (5.3)
   Incurrence of financing costs                                                               -          (.6)         (.9)
   Preferred stock dividends paid                                                              -           -          (4.2)
   Redemption of minority interests' preference stock                                        (1.6)       (8.7)        (2.1)
                                                                                        ---------    --------    ---------
         Net cash provided (used) by financing activities                                    10.4       (13.8)        (1.9)

Net (decrease) increase in Cash and cash equivalents during the year                        (77.1)       82.5        (65.5)
Cash and cash equivalents at beginning of year                                               98.3        15.8         81.3
                                                                                        ---------    --------    ---------
Cash and cash equivalents at end of year                                                $    21.2    $   98.3    $    15.8
                                                                                        =========    ========    =========
Supplemental disclosure of cash flow information:

   Interest paid, net of capitalized interest                                           $   105.4    $  106.3    $   102.7
   Income taxes paid                                                                         24.1        16.8         24.4
   Tax allocation payments to MAXXAM Inc.                                                      -           -          11.8


       The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


(In millions of dollars, except share amounts)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the statements of Kaiser Aluminum Corporation ("Kaiser" or the "Company") and its majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly-owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina, before consideration of the Gramercy incident (see
Note 2), and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see Note 12).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Certain reclassifications of prior-year information were made to conform to the current presentation.

CASH AND CASH EQUIVALENTS
The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

INVENTORIES
Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                              December 31,
                                                    --------------------------
                                                           1999           1998
--------------------------------------------------------------------------------
Finished fabricated products                        $     118.5     $    112.4
Primary aluminum and work in process                      189.4          205.6
Bauxite and alumina                                       124.1          109.5
Operating supplies and repair and
     maintenance parts                                    114.1          116.0
                                                    -----------     ----------
                                                    $     546.1     $    543.5
                                                    ===========     ==========

DEPRECIATION
Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets. The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

STOCK-BASED COMPENSATION
The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock. No compensation cost has been recognized for this plan as the exercise price of the stock options granted in 1999, 1998 and 1997 were at or above the market price (see Note 7).

OTHER INCOME (EXPENSE)
Other expense in 1999, 1998, and 1997, includes $53.2, $12.7, and $8.8, of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims net of estimated aggregate insurance recoveries pertaining to operations which were discontinued prior to the acquisition of the Company by MAXXAM in 1988. Other expense in 1999 also includes $32.8 of pre-tax charges to reflect mark-to-market adjustments on certain primary aluminum hedging transactions and a net pre-tax gain of $50.5 on the sale of the Company's 50% interest in AKW L.P. (see Note 3). Other income in 1998 includes $12.0 attributable to insurance recoveries related to certain incurred environmental costs (see Note 10).

DEFERRED FINANCING COSTS
Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing.

FOREIGN CURRENCY
The Company uses the United States dollar as the functional currency for its foreign operations.

DERIVATIVE FINANCIAL INSTRUMENTS
Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin advances to counterparties, as the case may be. At December 31, 1999, KACC had made margin advances of $38.0 and had posted letters of credit totaling $40.0 in lieu of paying margin advances. At December 31, 1998, KACC had received $9.9 of margin advances. Increases in primary aluminum prices subsequent to December 31, 1999, could result in KACC having to make additional margin advances or post additional letters of credit and such amounts could be significant. Management considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal.

Deferred gains or losses as of December 31, 1999, are included in Prepaid expenses and other current assets and Other accrued liabilities (see Note 11).

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company estimates the fair value of its outstanding indebtedness to be $970.5 and $950.0 at December 31, 1999 and 1998, respectively, based on quoted market prices for KACC's 97/8% Senior Notes due 2002 (the "97/8% Notes"), 12 3/4% Senior Subordinated Notes due 2003 (the "12 3/4% Notes"), and 107/8% Senior Notes due 2006 (the "107/8% Notes"), and the discounted future cash flows for all other indebtedness, using the current rate for debt of similar maturities and terms. The Company believes that the carrying amount of other financial instruments is a reasonable estimate of their fair value, unless otherwise noted.

EARNINGS PER SHARE
Basic - Earnings per share is computed by deducting preferred stock dividends from net income (loss) in order to determine net income (loss) available to common shareholders. This amount is then divided by the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance.

Diluted - The impact of outstanding stock options was excluded from the computation of Diluted loss per share for the year ended December 31, 1999, as its effect would have been antidilutive. Diluted earnings per share for the years ended December 31, 1998 and 1997, include the dilutive effect of outstanding stock options (41,000 and 161,000 shares, respectively).

LABOR RELATED COSTS
The Company is currently operating five of its U.S. facilities with salaried employees and other workers as a result of the September 30, 1998, strike by the United Steelworkers of America ("USWA") and the subsequent "lock-out" by the Company in January 1999. However, the Company has continued to accrue certain benefits (such as pension and other postretirement benefit costs/liabilities), for the USWA members during the period of the strike and subsequent lock-out. For purposes of computing the benefit-related costs and liabilities to be reflected in the accompanying consolidated financial statements for the year ended December 31, 1999, the Company has based its accruals on the terms of the previously existing (expired) USWA contract. Any differences between the amounts accrued and the amounts ultimately agreed to during the collective bargaining process will be reflected in future results during the term of any new contract.

All incremental operating costs incurred as a result of the USWA strike and subsequent lockout are being expensed as incurred. During 1998, such costs were substantial, totaling approximately $50.0. The Company's 1998 results also reflect reduced profitability of approximately $10.0 resulting from the strike-related curtailment of three potlines (representing approximately 70,000 tons* of annual capacity) at the Company's Mead and Tacoma, Washington, smelters and certain other shipment delays experienced at the other affected facilities at the outset of the USWA strike. During 1999, strike related costs were virtually eliminated except for the restart costs of approximately $12.8 associated with restarting potlines at the Company's smelters and the impact of reduced volume.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value. Under SFAS No. 133, the Company will be required to "mark-to-market" its hedging positions at each period-end in advance of recording the physical transactions to which the hedges relate. Changes in the fair value of the Company's open hedging positions will be reflected as an increase or reduction in stockholders' equity through comprehensive income. The impact of the changes in fair value of the Company's hedging positions will reverse out of comprehensive income (net of any fluctuations in other "open" positions) and will be reflected in traditional net income when the subsequent physical transactions occur. Currently, the dollar amount of the Company's comprehensive income adjustments is not significant so there is not a significant difference between "traditional" net income and comprehensive income. However, differences between comprehensive income and traditional net income may become significant in future periods as SFAS No. 133 will result in fluctuations in comprehensive income and stockholders' equity in periods of price volatility, despite the fact that the Company's cash flow and earnings will be "fixed" to the extent hedged. This result is contrary to the intent of the Company's hedging program, which is to "lock-in" a price (or range of prices) for products sold/used so that earnings and cash flows are subject to reduced risk of volatility.

[FN]

--------
  *All references to tons in this report refer to metric tons of 2,204.6 pounds.


Adoption of SFAS No. 133 was initially required on or before January 1, 2000. However, in June 1999, the FASB issued SFAS No. 137 which delayed the required implementation date of SFAS No. 133 to no later than January 1, 2001. The Company is currently evaluating how and when to implement SFAS No. 133.

2.   INCIDENT AT GRAMERCY FACILITY

On July 5, 1999, KACC's Gramercy, Louisiana alumina refinery was extensively damaged by an explosion in the digestion area of the plant. Twenty-four employees were injured in the incident, several of them severely. As a result of the incident, alumina production at the facility was completely curtailed. Production at the plant is currently expected to remain completely curtailed until the third quarter of 2000 when KACC expects to begin partial production. Based on current estimates, full production is expected to be achieved during the first quarter of 2001 or shortly thereafter. KACC has received the regulatory permit required to operate the plant once the facility is ready to resume production.

The cause of the incident is under investigation by KACC and governmental agencies. In January 2000, the U.S. Mine Safety and Health Administration ("MSHA") issued 21 citations in connection with its investigation of the incident. The citations allege, among other things, that certain aspects of the plant's operations were unsafe and that such mode of operation contributed to the explosion. To date, no monetary penalty has been proposed by MSHA. Although the Company expects that a fine will be levied, the Company cannot predict the amount of any such fine(s). It is possible that other civil or criminal fines or penalties could be levied against KACC. KACC has previously announced that it disagrees with the substance of the citations and has challenged them. However, as more fully explained below, based on what is known to date and discussions with the Company's advisors, the Company believes that the financial impact of this incident (in excess of insurance deductibles and self-retention provisions) will be largely offset by insurance coverage. Deductibles and self-retention provisions under the insurance coverage for the incident total $5.0, which amounts have been charged to Cost of products sold in 1999.

KACC has significant amounts of insurance coverage related to the Gramercy incident. KACC's insurance coverage has five separate components: property damage, clean-up and site preparation, business interruption, liability and workers' compensation. The insurance coverage components are discussed below.

Property Damage. KACC's insurance policies provide that KACC will be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. Based on discussions with the insurance carriers and their representatives and third party engineering reports, KACC recorded a pretax gain of $85.0, representing the difference between the minimum expected property damage reimbursement amount and the net carrying value of the damaged property of $15.0. The receivable attributable to the minimum expected property damage reimbursement has been classified as a long-term item in Other assets, despite the fact that substantially all such amounts are expected to be spent during 2000, as such proceeds will be invested in property, plant and equipment. The overall impact of recognizing the gain will be a significant increase in stockholders' equity and an increase in depreciation expense in future years once production is restored.

Clean-up and Site Preparation. The Gramercy facility has incurred incremental costs for clean up and other activities during 1999 and will continue to incur such costs in 2000. These clean-up and site preparation activities have been offset by accruals of approximately $14.0 for estimated insurance recoveries.

Business Interruption. KACC's insurance policies provide for the reimbursement of specified continuing expenses incurred during the interruption period plus lost profits (or less expected losses) plus other expenses incurred as a result of the incident. Operations at the Gramercy facility and a sister facility in Jamaica, which supplies bauxite to Gramercy, will continue to incur operating expenses until production at the Gramercy facility is restored. KACC will also incur increased costs as a result of agreements to supply certain of Gramercy's major customers with alumina, despite the fact that KACC had declared force majeure with respect to the contracts shortly after the incident. KACC is purchasing alumina from third parties, in excess of the amounts of alumina available from other KACC-owned facilities, to supply these customers' needs as well as to meet intersegment requirements. In consideration of the foregoing items, KACC recorded expected business interruption insurance recoveries totaling $19.0 and $41.0 in the quarter and year ended December 31, 1999, as a reduction of Cost of products sold, which amounts substantially offset actual expenses incurred during these periods. Such business interruption insurance amounts represent estimates of KACC's business interruption coverage based on discussions with the insurance carriers and their representatives and are therefore subject to change.

Since production has been completely curtailed at the Gramercy facility, KACC has, for the time being, suspended depreciation of the facility. Depreciation expense for the first six months of 1999 was approximately $6.0.

Liability. The incident has also resulted in thirty-six class action lawsuits being filed against KACC alleging, among other things, property damage and personal injury. In addition, a claim for alleged business interruption losses has been made by a neighboring business. The aggregate amount of damages sought in the lawsuits and other claims cannot be determined at this time; however, KACC does not currently believe the damages will exceed the amount of coverage under its liability policies.

Workers' Compensation. Claims relating to all of the injured employees are expected to be covered under KACC's workers' compensation or liability policies. However, the aggregate amount of workers' compensation claims cannot be determined at this time and it is possible that such claims could exceed KACC's coverage limitations. While it is presently impossible to determine the aggregate amount of claims that may be incurred, or whether they will exceed KACC's coverage limitations, KACC currently believes that any amount in excess of the coverage limitations will not have a material effect on the Company's consolidated financial position or liquidity. However, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

Timing of Insurance Recoveries. As of December 31, 1999, the Company had recorded estimated recoveries for clean-up, site preparation and business interruption costs incurred of approximately $55.0. As of December 31, 1999, approximately $50.0 of insurance recoveries had been received. Additionally though February 29, 2000, KACC had received approximately $25.0 of additional insurance recoveries. KACC continues to work with the insurance carriers to maximize the amount of recoveries and to minimize, to the extent possible, the period of time between when KACC expends funds and when it is reimbursed. However, KACC will likely have to fund an average of 30 - 60 days of property damage and business interruption activity, unless some other arrangement is agreed with the insurance carriers, and such amounts will be significant. The Company believes it has sufficient financial resources to fund the construction and business interruption costs on an interim basis. However, no assurances can be given in this regard. If insurance recoveries were to be delayed or if there were to be other significant uses of KACC's existing Credit Agreement capacity, delays in the rebuilding of the Gramercy refinery could occur and could have a material adverse impact on the Company's and KACC's liquidity and operating results.

3.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary of combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey Aluminium Limited ("Anglesey") (49.0% owned), Kaiser Jamaica Bauxite Company (49.0% owned), and AKW L.P ("AKW") (50% owned). The equity in income (loss) before income taxes of such operations is treated as a reduction (increase) in cost of products sold. At December 31, 1999 and 1998, KACC's net receivables from these affiliates were not material. On April 1, 1999, KACC sold its 50% interest in AKW to its partner for $70.4, which resulted in the Company recognizing a net pre-tax gain of $50.5 (included in Other income/expense). The Company's equity in income of AKW was $2.5, $7.8, and $4.8 for the years ended December 31, 1999, 1998, and 1997, respectively.

SUMMARY OF COMBINED FINANCIAL POSITION

                                                               December 31,
                                                     --------------------------
                                                           1999            1998
-------------------------------------------------------------------------------
Current assets                                       $    370.4      $    356.0
Long-term assets (primarily property,
    plant, and equipment, net)                            344.1           393.9
                                                     ----------      ----------
   Total assets                                      $    714.5      $    749.9
                                                     ==========      ==========
Current liabilities                                  $    120.4      $     92.2
Long-term liabilities (primarily long-term debt)          368.3           396.6
Stockholders' equity                                      225.8           261.1
                                                     ----------      ----------
   Total liabilities and stockholders' equity        $    714.5      $    749.9
                                                     ==========      ==========


SUMMARY OF COMBINED OPERATIONS

                                                     Year Ended December 31,
                                             -----------------------------------
                                                 1999          1998        1997
--------------------------------------------------------------------------------
Net sales                                    $ 594.9       $ 659.2      $ 644.1
Costs and expenses                            (582.9)       (651.7)      (637.8)
Benefit (provision) for income taxes              .8          (2.7)        (8.2)
                                             -------       -------      -------
Net income (loss)                            $  12.8       $   4.8      $  (1.9)
                                             =======       =======      =======
Company's equity in income                   $   4.9       $   5.4      $   2.9
                                             =======       =======      =======
Dividends received                           $    -        $   5.5      $  10.7
                                             =======       =======      =======


The Company's equity in income differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1999, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $9.2. Amortization of the excess investment totaling $9.9, $10.0, and $11.4 is included in Depreciation and amortization for the years ended December 31, 1999, 1998, and 1997, respectively.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as financing, management, and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $152.9, $235.1, and $245.2, in the years ended December 31, 1999, 1998, and
1997, respectively.

4.   PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                               December 31,
                                                      -------------------------
                                                          1999             1998
-------------------------------------------------------------------------------
Land and improvements                                 $   166.1       $   164.1
Buildings                                                 230.0           229.5
Machinery and equipment                                 1,519.7         1,549.5
Construction in progress                                   67.7            43.8
                                                      ---------       ---------
                                                        1,983.5         1,986.9
Accumulated depreciation                                 (929.8)         (878.2)
                                                      ---------       ---------
     Property, plant, and equipment, net              $ 1,053.7       $ 1,108.7
                                                      =========       =========


In the latter part of 1998, the Company decided to seek a strategic partner for the further development and deployment of KACC's Micromill(TM) technology. This change in strategic course was based on management's conclusion that additional time and investment would be required to achieve a commercial success. Given the Company's other strategic priorities, the Company believed that introducing added commercial and financial resources was the appropriate course of action for capturing the maximum long-term value. A number of third parties were contacted regarding joint ventures or other arrangements. In September 1999, based on negotiations with these third parties, KACC concluded that a sale of the Micromill assets and technology was more likely than a partnership. KACC ultimately signed an agreement to sell the Micromill assets and technology in January 2000 for a nominal payment at closing and future payments based on subsequent performance and profitability of the Micromill technology. As a result of the changes in strategic course in 1999 and 1998, the carrying value of the Micromill assets was reduced by recording impairment charges of $19.1 and $45.0, respectively.

5.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows:


                                                                                                               December 31,
                                                                                                      2005  ----------------
                                                                                                      and     1999      1998
                                                       2000     2001     2002      2003      2004    After    Total    Total
----------------------------------------------------------------------------------------------------------------------------

Credit Agreement                                              $  10.4                                       $  10.4       -
97/8% Senior Notes due 2002, net                                      $ 224.6                                 224.6  $ 224.4
107/8% Senior Notes due 2006, net                                                                  $ 225.6    225.6    225.7
12 3/4% Senior Subordinated Notes due 2003                                      $ 400.0                       400.0    400.0
Alpart CARIFA Loans - (fixed and variable rates)
     due 2007, 2008                                                                                   60.0     60.0     60.0
Other borrowings (fixed and variable rates)          $   .3        .3      .3        .3   $    .2     50.8     52.2     52.9
                                                     ------   ------- -------   -------   -------  -------  -------  -------
Total                                                $   .3   $  10.7 $ 224.9   $ 400.3   $    .2  $ 336.4    972.8    963.0
                                                     ======   ======= =======   =======   =======  =======
Less current portion                                                                                             .3       .4
                                                                                                            -------  -------
     Long-term debt                                                                                         $ 972.5  $ 962.6
                                                                                                            =======  =======


CREDIT AGREEMENT
In February 1994, the Company and KACC entered into a credit agreement, as amended, (the "Credit Agreement") which provides a $325.0 secured, revolving line of credit through August 2001. KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable and eligible inventory. As of February 29, 2000, $212.6 (of which $42.6 could have been used for letters of credit) was available to KACC under the Credit Agreement. The Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Interest on any outstanding balances will bear a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option.

DEBT COVENANTS AND RESTRICTIONS
The Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The obligations of KACC with respect to its 97/8% Notes, its 107/8% Notes and its 12 3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the 97/8% Notes, the 107/8% Notes and the 12 3/4% Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the 97/8% Notes, the 107/8% Notes and the 12 3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein), and the Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

The Credit Agreement does not permit the Company, and significantly restricts KACC's ability, to pay dividends on their common stock.

In December 1991, Alumina Partners of Jamaica ("Alpart") entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by two letters of credit aggregating $64.2. KACC is a party to one of the two letters of credit in the amount of $41.7 in respect of its ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

RESTRICTED NET ASSETS OF SUBSIDIARIES
Certain debt instruments restrict the ability of KACC to transfer assets, make loans and advances, and pay dividends to the Company. The restricted net assets of KACC totaled $15.7 and $124.4 at December 31, 1999 and 1998, respectively.

CAPITALIZED INTEREST
Interest capitalized in 1999, 1998, and 1997, was $3.4, $3.0, and $6.6, respectively.

6.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                 Year Ended December 31,
                                    --------------------------------------------
                                         1999             1998            1997
--------------------------------------------------------------------------------
Domestic                            $   (81.8)      $    (93.6)      $  (112.6)
Foreign                                  (8.1)            77.7           172.9
                                    ---------       ----------       ---------
     Total                          $   (89.9)      $    (15.9)      $    60.3
                                    =========       ==========       =========



Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The benefit (provision) for income taxes on income (loss) before income taxes and minority interests consists of:



                                      Federal           Foreign           State          Total
----------------------------------------------------------------------------------------------
1999     Current                 $       (.5)      $     (23.1)     $      (.3)     $   (23.9)
         Deferred                       43.8               7.1             5.7           56.6
                                 -----------       -----------      ----------      ---------
              Total              $      43.3       $     (16.0)     $      5.4      $    32.7
                                 ===========       ===========      ==========      =========

1998     Current                 $      (1.8)      $     (16.5)     $      (.2)     $   (18.5)
         Deferred                       44.4             (12.5)            3.0           34.9
                                 -----------       -----------      ----------      ---------
              Total              $      42.6       $     (29.0)     $      2.8      $    16.4
                                 ===========       ===========      ==========      =========

1997     Current                 $      (2.0)      $     (28.7)     $      (.2)     $   (30.9)
         Deferred                       30.5              (7.0)           (1.4)          22.1
                                 -----------       -----------      ----------      ---------
              Total              $      28.5       $     (35.7)     $     (1.6)     $    (8.8)
                                 ===========       ===========      ==========      =========



A reconciliation between the benefit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes and minority interests is as follows:


                                                                                               Year Ended December 31,
                                                                                        -----------------------------------
                                                                                            1999          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Amount of federal income tax benefit (provision) based on the statutory rate            $  31.2       $   5.6      $ (21.1)
Revision of prior years' tax estimates and other changes in valuation allowances            1.1           8.3         12.5
Percentage depletion                                                                        2.8           3.2          4.2
Foreign taxes, net of federal tax benefit                                                  (3.2)         (1.9)        (3.1)
Other                                                                                        .8           1.2         (1.3)
                                                                                        -------       -------      -------
Benefit (provision) for income taxes                                                    $  32.7       $  16.4      $  (8.8)
                                                                                        =======       =======      =======



The components of the Company's net deferred income tax assets are as follows:

                                                               December 31,
                                                   -----------------------------
                                                          1999             1998
--------------------------------------------------------------------------------
Deferred income tax assets:
   Postretirement benefits other
      than pensions                                $     274.7       $    279.4
   Loss and credit carryforwards                         119.3             92.0
   Other liabilities                                     146.3            146.4
   Other                                                 193.9            132.8
   Valuation allowances                                 (125.6)          (107.7)
                                                   -----------       ----------
     Total deferred income tax assets-net                608.6            542.9
                                                   ===========       ==========

Deferred income tax liabilities:
   Property, plant, and equipment                       (101.6)          (109.9)
   Other                                                 (69.6)           (54.8)
                                                   -----------       ----------
     Total deferred income tax liabilities              (171.2)          (164.7)
                                                   -----------       ----------
Net deferred income tax assets                     $     437.4       $    378.2
                                                   ===========       ==========


The principal component of the Company's net deferred income tax assets is the tax benefit, net of certain valuation allowances, associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30-to-40-year period. If such deductions create or increase a net operating loss, the Company has the ability to carry forward such loss for 20 taxable years. For these reasons, the Company believes that a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized.

A substantial portion of the valuation allowances provided by the Company relates to loss and credit carryforwards. To determine the proper amount of valuation allowances with respect to these carryforwards, the Company evaluated all appropriate factors, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. With regard to future levels of income, the Company believes, based on the cyclical nature of its business, its history of operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

As of December 31, 1999 and 1998, $39.1 and $46.2, respectively, of the net deferred income tax assets listed above are included in the Consolidated Balance Sheets in the caption entitled Prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in the Consolidated Balance Sheets in the captions entitled Other accrued liabilities and Long-term liabilities.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988, through June 30, 1993, the Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. The tax allocation agreements of the Company and KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. During 1997, MAXXAM reached a settlement with the Internal Revenue Service regarding all remaining years where the Company and its subsidiaries were included in the MAXXAM consolidated federal income tax returns. As a result of this settlement, KACC paid $11.8 to MAXXAM during 1997, in respect of its liabilities pursuant to its tax allocation agreement with MAXXAM. Payments or refunds for periods prior to July 1, 1993 related to other jurisdictions could still be required pursuant to the Company's and KACC's respective tax allocation agreements with MAXXAM. In accordance with the Credit Agreement, any such payments to MAXXAM by KACC would require lender approval, except in certain specific circumstances.

At December 31, 1999, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $146.1 and $2.5, respectively, which expire periodically through 2019 and 2011, respectively, foreign tax credit ("FTC") carryforwards of $33.7, which expire periodically through 2004, and alternative minimum tax ("AMT") credit carryforwards of $24.0, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $106.7 and $66.9, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2019 and 2004, respectively.

7.   EMPLOYEE BENEFIT AND INCENTIVE PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
Retirement plans are non-contributory for salaried and hourly employees and generally provide for benefits based on a formula which considers length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents. Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The Company has not funded the liability for these benefits which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits.

Assumptions used to value obligations at year-end and to determine the net periodic benefit cost in the subsequent year are:



                                                                Pension Benefits                   Medical/Life Benefits
                                                          ------------------------------       ----------------------------
                                                             1999        1998       1997         1999       1998       1997
                                                          ------------------------------       ----------------------------
Weighted-average assumptions as of December 31,
Discount rate                                               7.75%       7.00%      7.25%        7.75%      7.00%      7.25%
Expected return on plan assets                              9.50%       9.50%      9.50%          -          -          -
Rate of compensation increase                               4.00%       5.00%      5.00%        4.00%      4.00%      5.00%


In 1999, annual assumed rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for non-HMO participants are 6.5% and 7.5% for HMO at all ages. The assumed rates of increase are assumed to decline gradually to 5.0% in 2002 for non-HMO participants and in 2004 for HMO participants and remain at that level thereafter.

The following table presents the funded status of the Company's pension and other postretirement benefit plans as of December 31, 1999 and 1998, and the corresponding amounts that are included in the Company's Consolidated Balance
Sheets:


                                                                Pension Benefits                    Medical/Life Benefits
                                                          ------------------------------   --------------------------------
                                                             1999              1998              1999              1998
                                                          ------------------------------   --------------------------------
Change in Benefit Obligation:
   Benefit obligation at beginning of year             $       872.5     $       873.0     $       616.8      $      544.5
   Service cost                                                 14.6              14.2               5.2               4.2
   Interest cost                                                59.7              59.7              41.5              37.5
   Currency exchange rate change                                (5.7)              (.4)               -                 -
   Curtailments, settlements and amendments                       .4              (4.6)               -                4.0
   Actuarial (gain) loss                                       (44.5)             15.2                .1              72.0
   Benefits paid                                               (91.0)            (84.6)            (48.2)            (45.4)
                                                       -------------     -------------     -------------      ------------
     Benefit obligation at end of year                         806.0             872.5             615.4             616.8
                                                       -------------     -------------     -------------      ------------
Change in Plan Assets:
   FMV of plan assets at beginning of year                     801.8             756.9                -                 -
   Actual return on assets                                     133.0             106.8                -                 -
   Settlements                                                    -               (5.5)               -                 -
   Employer contributions                                       14.0              28.2              48.2              45.4
   Benefits paid                                               (91.0)            (84.6)            (48.2)            (45.4)
                                                       -------------     -------------     -------------      ------------
   FMV of plan assets at end of year                           857.8             801.8               -                  -
                                                       -------------     -------------     -------------      ------------
   Benefit obligations in excess of (less than)
       plan assets                                             (51.8)             70.7             615.4             616.8
   Unrecognized net actuarial gain                             131.9              23.8              56.7              55.9
   Unrecognized prior service costs                            (15.2)            (18.5)             57.7              69.8
   Adjustment required to recognize minimum liability            1.2                -                 -                 -
   Intangible asset and other                                    2.6               4.3                -                 -
                                                       -------------     -------------     -------------      ------------
     Accrued benefit liability                         $        68.7     $        80.3     $       729.8      $      742.5
                                                       =============     =============     =============      ============


The aggregate fair value of plan assets and accumulated benefit obligation for pension plans with plan assets in excess of accumulated benefit obligations were $778.1 and $679.0, respectively, as of December 31, 1999, and $293.0 and $280.7,
respectively, as of December 31, 1998.


                                                               Pension Benefits                  Medical/Life Benefits
                                                       --------------------------------    -------------------------------
                                                          1999       1998        1997         1999       1998       1997
                                                       ---------  ----------  ---------    ---------  --------   ---------
Components of Net Periodic Benefit Costs:
   Service cost                                        $    14.6  $     14.2  $    13.4    $     5.2  $     4.2  $     6.1
   Interest cost                                            59.7        59.7       61.6         41.5       37.5       44.8
   Expected return on assets                               (72.9)      (69.4)     (61.8)           -         -          -
   Amortization of prior service cost                        3.3         3.2        3.4        (12.1)     (12.4)     (12.4)
   Recognized net actuarial (gain) loss                       .7         1.4        2.6            -       (7.1)       (.9)
                                                       ---------  ----------  ---------    ---------  ---------  ---------
   Net periodic benefit cost                                 5.4         9.1       19.2         34.6       22.2       37.6
   Curtailments, settlements, etc.                            .4         3.2        3.7            -          -          -
                                                       ---------  ----------  ---------    ---------  ---------  ---------
     Adjusted net periodic benefit costs               $     5.8  $     12.3  $    22.9    $    34.6  $    22.2  $    37.6
                                                       =========  ==========  =========    =========  =========  =========




Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage- point change in assumed health care cost trend rates would have the following effects:


                                               1% Increase           1% Decrease
                                              ------------          ------------
Increase (decrease) to total of
     service and interest cost                $        6.3         $       (4.6)
Increase (decrease) to the
     postretirement benefit obligation        $       62.9         $      (44.0)


POSTEMPLOYMENT BENEFITS
The Company provides certain benefits to former or inactive employees after employment but before retirement.

INCENTIVE PLANS
The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a "nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees. The Company's expense for all of these plans was $6.0, $7.5, and $8.3 for the years ended December 31, 1999, 1998, and 1997, respectively.

Up to 8,000,000 shares of the Company's Common Stock were reserved for issuance under its stock incentive compensation plans. At December 31, 1999, 2,192,713 shares of Common Stock remained available for issuance under those plans. Stock options granted pursuant to the Company's nonqualified stock option program are granted at or above the prevailing market price, generally vest at a rate of 20
- 33% per year, and have a five or ten year term. Information concerning nonqualified stock option plan activity is shown below. The weighted average price per share for each year is shown parenthetically.


                                                                                          1999          1998         1997
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ($9.98, $10.45, and $10.33)                         3,049,122       819,752      890,395
Granted ($11.15, $9.79 and $10.06)                                                   1,218,068     2,263,170       15,092
Exercised ($7.25, $7.25, and $8.33)                                                     (7,920)      (10,640)     (48,410)
Expired or forfeited ($11.02, $9.60, and $10.12)                                       (20,060)      (23,160)     (37,325)
                                                                                     ---------       -------      -------
Outstanding at end of year ($10.24, $9.98, and $10.45)                               4,239,210     3,049,122      819,752
                                                                                     =========     =========      =======
Exercisable at end of year ($10.17, $10.09, and $10.53)                              1,763,852     1,261,262      601,115
                                                                                     =========     =========      =======


In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), the Company is required to calculate pro forma compensation cost for all stock options granted subsequent to December 31, 1994. For SFAS No. 123 purposes, the fair value of the 1999, 1998, and 1997 stock option grants were estimated using a Black-Scholes option pricing model. The pro forma after-tax effect of the estimated fair value of the grants would be to increase the net loss in 1999 by $1.8 and reduce net income in 1998 and 1997 by $1.5 and $.1, respectively.


8. STOCKHOLDERS' EQUITY, COMPREHENSIVE INCOME AND MINORITY INTERESTS Changes in stockholders' equity and comprehensive income were:


                                                                                                    Accumulated
                                                                                         Accu-            Other
                                         Preferred         Common     Additional       mulated    Comprehensive
                                             Stock          Stock        Capital       Deficit           Income       Total
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996              $      .4      $      .7     $    531.1     $  (460.1)   $        (2.8)   $    69.3
   Net income                                                                            48.0                          48.0
     Minimum pension liability
         adjustment, net of tax                                                                            2.8          2.8
   Comprehensive income                                                                                                50.8
   Common stock issued upon redemption
     and conversion of preferred stock        (.4)            .1            1.7                                         1.4
   Stock options exercised                                                   .4                                          .4
   Dividends on preferred stock                                                          (5.5)                         (5.5)
   Incentive plan accretion                                                  .6                                          .6
                                        ---------      ---------     ----------     ---------    -------------    ---------
BALANCE, DECEMBER 31, 1997                     -              .8          533.8        (417.6)            -           117.0
   Net income/Comprehensive income                                                         .6                            .6
   Stock options exercised                                                   .1                                          .1
   Incentive plan accretion                                                 1.5                                         1.5
                                        ---------      ---------     ----------     ---------    -------------    ---------
BALANCE, DECEMBER 31, 1998                     -              .8          535.4        (417.0)            -           119.2
   Net income (loss)/Comprehensive
         income                                                                         (54.1)                        (54.1)
     Minimum pension liability
         adjustment, net of tax                                                                           (1.2)        (1.2)
   Comprehensive income                                                                                               (55.3)
   Stock options exercised                                                   .1                                          .1
   Incentive plan accretion                                                 1.3                                         1.3
                                        ---------      ---------     ----------     ---------    -------------    ---------
BALANCE, DECEMBER 31, 1999              $      -       $      .8     $    536.8     $  (471.1)   $        (1.2)   $    65.3
                                        =========      =========     ==========     =========    =============    =========



Changes in minority interest were:


                                            1999                            1998                           1997
                                 --------------------------      --------------------------     --------------------------
                                     Redeemable                      Redeemable                     Redeemable
                                     Preference                      Preference                     Preference
                                          Stock       Other              Stock        Other             Stock        Other
--------------------------------------------------------------------------------------------------------------------------
Beginning of period balance      $        20.1    $   103.4      $        27.7   $    100.0     $        27.5    $    94.2
Redeemable preference stock
   Accretion                               1.0                             1.1                            2.3
   Stock redemption                       (1.6)                           (8.7)                          (2.1)
Minority interests                                     (5.2)                            3.4                            5.8
                                 -------------    ---------      -------------   ----------     -------------    ---------
End of period balance            $        19.5    $    98.2      $        20.1   $    103.4     $        27.7    $   100.0
                                 =============    =========      =============   ==========     =============    =========


COMMON STOCK

In January 2000, the Company increased the number of authorized shares of Common Stock to 125,000,000 from 100,000,000.

REDEEMABLE PREFERENCE STOCK

In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "Redeemable Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations, when and as declared by the Board of Directors.

The carrying values of the Redeemable Preference Stock are increased each year to recognize accretion between the fair value (at which the Redeemable Preference Stock was originally issued) and the redemption value. Changes in Redeemable Preference Stock are shown below.

                                            1999            1998           1997
--------------------------------------------------------------------------------
Shares:
   Beginning of year                     421,575         595,053        634,684
   Redeemed                              (31,322)       (173,478)       (39,631)
                                         -------        --------        -------
   End of year                           390,253         421,575        595,053
                                         =======        ========        =======


Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. At December 31, 1999, the balance in the redemption fund was $12.5 (included in Other Assets). KACC also has certain additional repurchase requirements which are, among other things, based upon profitability tests.

The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on its common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

PREFERENCE STOCK
KACC has four series of $100 par value Cumulative Convertible Preference Stock ("$100 Preference Stock") with annual dividend requirements of between 41/8% and 4 3/4%. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock.

The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31, 1999 and 1998, outstanding shares of $100 Preference Stock were 19,538 and 19,963, respectively.

PREFERRED STOCK
PRIDES Convertible - During August 1997, the remaining 8,673,850 outstanding shares of PRIDES were converted into 7,227,848 shares of Common Stock pursuant to the terms of the PRIDES Certificate of Designations. Further in accordance with the PRIDES Certificate of Designations, no dividends were paid or payable for the period June 30, 1997, to, but not including, the date of conversion. However, in accordance with generally accepted accounting principles, the $1.3 of accrued dividends attributable to the period June 30, 1997, to, but not including, the conversion date were treated as an increase in Additional capital at the date of conversion and were reflected as a reduction of Net income available to common shareholders.

PLEDGED SHARES
From time to time MAXXAM or certain of its subsidiaries which own the Company's Common Stock may use such stock as collateral under various financing arrangements. At December 31, 1999, 27,938,250 shares of the Company's Common Stock beneficially owned by MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM, were pledged as security for $130.0 principal amount of 12% Senior Secured Notes due 2003 issued in December 1996 by MGHI. An additional 8,915,000 shares of the Company's Common Stock were pledged by MAXXAM under a separate agreement under which $18.5 had been borrowed by MAXXAM at December 31, 1999. In addition to the foregoing, MAXXAM has agreed to secure each $1.0 of borrowings with 400,000 shares of the Company's Common Stock under the terms of another $25.0 credit facility ($2.5 outstanding at December 31, 1999).

9.   RESTRUCTURING OF OPERATIONS

During the second quarter of 1997, the Company recorded a $19.7 restructuring charge to reflect actions taken and plans initiated to achieve reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix. The significant components of the restructuring charge were: (i) a net loss of approximately $1.4 as a result of the contribution of certain net assets of KACC's Erie, Pennsylvania, fabrication plant in connection with the formation of AKW and the subsequent decision to close the remainder of the Erie plant in order to consolidate its forging operations into two other facilities; (ii) a charge of $15.6 associated with asset dispositions regarding product rationalization and geographical optimization; and (iii) a charge of approximately $2.7 for benefit and other costs associated with the consolidation or elimination of certain corporate and other staff functions.

10.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS
KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see
Note 11), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. KACC's share of the aggregate minimum amount of required future principal payments at December 31, 1999, is $103.6 which matures as follows: $11.3 in 2000, $14.1 in 2001,
$43.0 in 2002, and $35.2 in 2003. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $92.0
- $100.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Minimum rental commitments under operating leases at December 31, 1999, are as follows: years ending December 31, 2000 - $36.0; 2001 - $33.6; 2002 - $29.3;
2003 - $26.2; 2004 - $24.7; thereafter - $88.7. The future minimum rentals receivable under noncancelable subleases was $82.3 at December 31, 1999.

Rental expenses were $41.1, $34.5, and $30.4, for the years ended December 31, 1999, 1998, and 1997, respectively.

ENVIRONMENTAL CONTINGENCIES
The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 1999, 1998, and 1997:




                                                    1999        1998       1997
--------------------------------------------------------------------------------
Balance at beginning of period                   $ 50.7      $ 29.7     $ 33.3
Additional accruals                                 1.6        24.5        2.0
Less expenditures                                  (3.4)       (3.5)      (5.6)
                                                 ------      ------     ------
Balance at end of period                         $ 48.9      $ 50.7     $ 29.7
                                                 ======      ======     ======


These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $9.0 for the years 2000 through 2004 and an aggregate of approximately $23.0 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $30.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. During December 1998, KACC received recoveries totaling approximately $35.0 from certain of its insurers related to current and future claims. Based on the Company's analysis, a total of $12.0 of such recoveries was allocable to previously accrued (expensed) items and, therefore, was reflected in earnings during 1998. The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that the Company will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

ASBESTOS CONTINGENCIES
KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not sold for at least 20 years.

The following table presents the changes in number of such claims pending for the years ended December 31, 1999, 1998, and 1997.


                                                 1999         1998         1997
--------------------------------------------------------------------------------
Number of claims at beginning of period        86,400       77,400       71,100
Claims received                                29,300       22,900       15,600
Claims settled or dismissed                   (15,700)     (13,900)      (9,300)
                                              -------      -------       ------
Number of claims at end of period             100,000       86,400       77,400
                                              =======       ======       ======


The foregoing claims and settlement figures as of December 31, 1999, do not reflect the fact that KACC has reached agreements under which it expects to settle approximately 31,900 of the pending asbestos-related claims over an extended period.

The Company maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period (i.e., through 2009). The Company's estimate is based on the Company's view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of Wharton Levin Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos- related costs and the Company's actual costs could exceed the Company's estimates due to changes in facts and circumstances after the date of each estimate. Further, while the Company does not presently believe there is a reasonable basis for estimating asbestos-related costs beyond 2009 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2009, the Company expects that such costs may continue beyond 2009, and that such costs could be substantial. As of December 31, 1999, an estimated asbestos-related cost accrual of $387.8, before consideration of insurance recoveries, has been reflected in the accompanying financial statements primarily in Long-term liabilities. The Company estimates that annual future cash payments for asbestos-related costs will range from approximately $75.0 to $85.0 in the years 2000 to 2002, approximately $35.0 to $55.0 for each of the years 2003 and 2004, and an aggregate of approximately $58.0 thereafter.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although the Company has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements. KACC has reached preliminary agreements with certain insurance carriers under which it expects to collect a substantial portion of its 2000 asbestos-related payments. The timing and amount of future recoveries from these and other insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. The Company believes that substantial recoveries from the insurance carriers are probable. The Company reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos- related claims, existing insurance policies, and the advice of Heller Ehrman White & McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. Accordingly, an estimated aggregate insurance recovery of $315.5, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at December 31, 1999. However, no assurances can be given that KACC will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed KACC's aggregate insurance coverage.

Management continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the Company's underlying assumptions. This process resulted in the Company reflecting charges of $53.2, $12.7, and $8.8 (included in Other income(expense)) in the years ended December 31, 1999, 1998, and 1997, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by KACC and other companies. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or liquidity. However, as the Company's estimates are periodically re- evaluated, additional charges may be necessary and such charges could be material to the results of the period in which they are recorded.

LABOR MATTERS
In connection with the USWA strike and subsequent lock-out by KACC, certain allegations of unfair labor practices ("ULPs") were filed with the National Labor Relations Board ("NLRB") by the USWA. As previously disclosed, KACC responded to all such allegations and believed that they were without merit. In July 1999, the Oakland, California, regional office of the NLRB dismissed all material charges filed against KACC. In September 1999, the union filed an appeal of this ruling with the NLRB general counsel's office in Washington, D.C. If the original decision were to be reversed, the matter would be referred to an administrative law judge for a hearing whose outcome would be subject to an additional appeal either by the USWA or KACC.

This process could take months or years. If these proceedings eventually resulted in a definitive ruling against KACC, it could be obligated to provide back pay to USWA members at the five plants and such amount could be significant. However, while uncertainties are inherent in the final outcome of such matters, the Company believes that the resolution of the alleged ULPs should not result in a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

OTHER CONTINGENCIES
The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

11.  DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

At December 31, 1999, the net unrealized loss on KACC's position in aluminum forward sales and option contracts (excluding the impact of those contracts discussed below which have been marked to market), energy forward purchase and option contracts, and forward foreign exchange contracts, was approximately $73.9 (based on comparisons to applicable year-end published market prices). As KACC's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities will be offset by losses or gains, respectively, on the transactions being hedged.

ALUMINA AND ALUMINUM
The Company's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the Average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings and cash flows resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot, and bauxite, whose prices fluctuate with the price of primary aluminum. Forward sales contracts are used by KACC to effectively fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of prices for KACC's anticipated sales, and/or (iii) to permit KACC to realize possible upside price movements. As of December 31, 1999, KACC had entered into option contracts that established a price range for 341,000 and 317,000 tons of primary aluminum with respect to 2000 and 2001, respectively.

Additionally, through December 31, 1999, KACC had also entered a series of transactions with a counterparty that will provide KACC with a premium over the forward market prices at the date of the transaction for 2,000 tons of primary aluminum per month during the period January 2000 through June 2001. KACC also contracted with the counterparty to receive certain fixed prices (also above the forward market prices at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001, unless market prices during certain periods decline below a stipulated "floor" price, in which case the fixed price sales portion of the transactions terminate. The price at which the October 2001 and after transactions terminate is well below current market prices. While the Company believes that the October 2001 and after transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under current accounting guidelines. Accordingly, these positions will be "marked-to-market" each period. For the year ended December 31, 1999, the Company recorded mark-to-market pre-tax charges of $32.8 in Other income (expense) associated with the transactions described in this paragraph.

As of December 31, 1999, KACC had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 2000 and 2001 at prices indexed to future prices of primary aluminum.

ENERGY
KACC is exposed to energy price risk from fluctuating prices for fuel oil and diesel oil consumed in the production process. KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1999, KACC held a combination of fixed price purchase and option contracts for an average of 232,000 barrels per month of fuel oil for 2000.

FOREIGN CURRENCY
KACC enters into forward exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1999, KACC had net forward foreign exchange contracts totaling approximately $88.5 for the purchase of 133.0 Australian dollars from January 2000 through May 2001, in respect of its Australian dollar denominated commitments from January 2000 through May 2001. In addition, KACC has entered into an option contract to purchase 42.0 Australian dollars for the period from January 2000 through June 2001.

12.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The Company's operations are organized and managed by product type. The Company operates in four segments of the aluminum industry: Alumina and bauxite, Primary aluminum, Flat-rolled products and Engineered products. The Alumina and bauxite business unit's principal products are smelter grade alumina and chemical grade alumina hydrate, a value-added product, for which the Company receives a premium over smelter grade market prices. The Primary aluminum business unit produces commodity grade products as well as value-added products such as rod and billet, for which the Company receives a premium over normal commodity market prices. The Flat-rolled products group sells to the beverage container and specialty coil markets as well as value-added products such as heat treat aluminum sheet and plate which are used in the aerospace and general engineering markets. The Engineered products business unit serves a wide range of industrial segments including the automotive, distribution, aerospace and general engineering markets.

The Company uses a portion of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. Transfers between business units are made at estimated market prices. The accounting policies of the segments are the same as those described in Note 1. Business unit results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes or interest expense.

Financial information by operating segment at December 31, 1999, 1998, and 1997 is as follows:



                                                Year Ended December 31,
                                     ------------------------------------------
                                           1999           1998           1997
--------------------------------------------------------------------------------
Net Sales:
   Bauxite and Alumina:
     Net sales to unaffiliated
         customers                   $   397.9(1)  $    472.7     $    411.7
                                     ---------     ----------     ----------
     Intersegment sales                  129.0(1)       135.8          201.7
                                     ---------     ----------     ----------
                                         526.9          608.5          613.4
                                     ---------     ----------     ----------
   Primary Aluminum:
     Net sales to unaffiliated
         customers                       439.1          409.8          543.4
     Intersegment sales                  240.6          233.5          273.8
                                     ---------     ----------     ----------
                                         679.7          643.3          817.2
                                     ---------     ----------     ----------
   Flat-Rolled Products                  576.2          714.6          743.3
   Engineered Products                   542.6          581.3          581.0
   Minority interests                     88.5           78.0           93.8
   Eliminations                         (369.6)        (369.3)        (475.5)
                                     ---------     ----------     ----------
                                     $ 2,044.3     $  2,256.4     $  2,373.2
                                     =========     ==========     ==========
Equity in income (loss) of
      unconsolidated affiliates:
   Bauxite and Alumina               $     3.4     $     (3.2)    $     (7.0)
   Primary Aluminum                       (1.0)           1.2            5.1
   Engineered Products                     2.5            7.8            4.8
   Corporate and Other                       -            (.4)             -
                                     ---------     ----------     ----------
                                     $     4.9     $      5.4     $      2.9
                                     =========     ==========     ==========
Operating income (loss):
   Bauxite and Alumina               $    (6.0)(2) $     42.0 (6) $     54.2
   Primary Aluminum                        8.0 (3)       49.9 (6)      148.3
   Flat-Rolled Products                   17.1           70.8 (6)       28.2 (7)
   Engineered Products                    38.6           47.5 (6)       42.3 (7)
   Micromill                             (30.7)(4)      (63.4)(4)      (24.5)
   Eliminations                            6.9            8.9           (5.9)
   Corporate and Other                   (62.8)         (65.1)         (74.6)(7)
                                     ---------     ----------     ----------
                                     $   (28.9)    $     90.6     $    168.0
                                     =========     ==========     ==========
Depreciation and amortization:
   Bauxite and Alumina               $    29.7(5) $     36.4      $     39.4
   Primary Aluminum                       27.8           29.9           30.4
   Flat-Rolled Products                   16.2           16.1           16.0
   Engineered Products                    10.7           10.8           11.2
   Micromill                               2.3            3.6            3.2
   Corporate and Other                     2.8            2.3            2.3
                                     ---------     ----------     ----------
                                     $    89.5     $     99.1     $    102.5
                                     =========     ==========     ==========
Capital expenditures:
   Bauxite and Alumina               $    30.4     $     26.9     $     27.8
   Primary Aluminum                       12.8           20.7           42.6
   Flat-Rolled Products                   16.6           20.4           16.8
   Engineered Products                     7.8            8.4           31.2
   Micromill                                 -             .2            8.3
   Corporate and Other                      .8            1.0            1.8
                                     ---------     ----------     ----------
                                     $    68.4     $     77.6     $    128.5
                                     =========     ==========     ==========
[FN]

(1) Net sales for 1999 include approximately 264 tons of alumina purchased from third parties and resold to certain unaffiliated customers of the Gramercy facility and 131 tons of alumina purchased from third parties and resold to the Company's primary business unit.
(2) Operating income (loss) for 1999 included estimated business interruption insurance recoveries of $41.0.
(3) Operating income (loss) for 1999 included potline preparation and restart costs of $12.8.
(4) Operating income (loss) for 1999 and 1998 included impairment charges of $19.1 and $45.0, respectively.
(5) Depreciation was suspended for the Gramercy facility for the last six months of 1999 as a result of the July 5, 1999, incident. Depreciation expense for the Gramercy facility for the six months ended June 30, 1999, was approximately $6.0.
(6) Operating income (loss) for 1998 for the Bauxite and alumina, Primary aluminum, Flat-rolled products and Engineered products segments included unfavorable strike-related impacts of approximately $11.0, $29.0, $16.0, and $4.0, respectively.
(7) Operating income (loss) for 1997 included pre-tax charge of $2.6, $12.5 and $4.6 related to the restructuring of operations for the Flat-rolled products, Engineered products and Corporate segments, respectively.


                                                             December 31,
                                                   -----------------------------
                                                         1999              1998
--------------------------------------------------------------------------------
Investments in and advances
   to unconsolidated affiliates:
   Bauxite and Alumina                          $        71.6     $        76.8
   Primary Aluminum                                      25.3              27.6
   Engineered Products                                      -              23.9
                                                -------------     -------------
                                                $        96.9     $       128.3
                                                =============     =============
Segment assets:
   Bauxite and Alumina                          $       777.7     $       669.0
   Primary Aluminum                                     560.8             580.8
   Flat-Rolled Products                                 423.2             431.2
   Engineered Products                                  253.1             294.5
   Micromill                                              3.0              25.3
   Corporate and Other                                1,181.0             990.1
                                                -------------     -------------
                                                $     3,198.8     $     2,990.9
                                                =============     =============


Geographical information for net sales, based on country of origin, and long-lived assets follows:

                                               Year Ended December 31,
                                   ---------------------------------------------
                                       1999            1998             1997
--------------------------------------------------------------------------------
Net sales to unaffiliated
     customers:
     United  States                $    1,401.8    $     1,698.0    $    1,720.3
     Jamaica                              233.1            237.0           204.6
     Ghana                                153.2             89.8           234.2
     Other Foreign                        256.2            231.6           214.1
                                   ------------    -------------    ------------
                                   $    2,044.3    $     2,256.4    $    2,373.2
                                   ============    =============    ============


                                                            December 31,
                                                --------------------------------
                                                      1999             1998
--------------------------------------------------------------------------------
Long-lived assets: (1)
     United States                              $       688.1    $      757.9
     Jamaica                                            288.2           289.2
     Ghana                                               84.1            90.2
     Other Foreign                                       90.2            99.7
                                                -------------    ------------
                                                $     1,150.6    $    1,237.0
                                                =============    ============

[FN]

(1) Long-lived assets include Property, plant, and equipment, net, and Investments in and advances to unconsolidated affiliates.



The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 1999, 1998, and 1997.

No single customer accounted for sales in excess of 10% of total revenue in 1999, 1998, and 1997.

Export sales were less than 10% of total revenue during the years ended December 31, 1999, 1998, and 1997.